EXHIBIT 5.1

August 11, 2005

Board of Directors
Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938

Gentlemen:

I am general counsel to Talk America Holdings, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance of 2,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Talk America Holdings, Inc. 2005 Incentive Plan (the “Plan”).

I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

On the basis of the foregoing, I am of the opinion that the issuance of the Shares pursuant to the terms of the Plan has been duly authorized by the Company and, when issued in accordance with the Plan and the terms and conditions of grants and awards thereunder in accordance with the terms of the Plan (including the making of any payments as may be required), the Shares will be legally issued, fully paid and non-assessable shares of the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

Very truly yours,

/s/ Aloysius T. Lawn, IV
General Counsel and Secretary